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                                                                         A448202
                                                                           FILED
                                                                    JUNE 24 1994


                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                      VOXEL


Allan M. Wolfe, M.D., and Stephen Hart certify that:

1. They are the president and the secretary, respectively, of Voxel, a California corporation.

2. Article III of the articles of incorporation of this corporation is amended to read as follows:

      "The total authorized capital stock of this corporation consists of 25,000,000 shares, consisting of 15,000,000 shares of common stock ("Common Stock"), and 10,000,000 shares of preferred stock. The initial series of preferred stock shall be designated "Series A Preferred Stock" and "Series B Preferred Stock." The Series A Preferred Stock shall consist of 492,904 shares and the Series B Preferred Stock shall consist of 6,407,291 shares. On the amendment of this article, each outstanding
      5.145346 shares of Common Stock are combined and converted into one share."

3. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of common stock of the corporation is 1,475,000; the total number of outstanding shares of Series A Preferred stock of the corporation is 492,904; the total number of outstanding shares of Series B Preferred stock of the corporation is 6,322,291. The number of shares voting in favor of the amendment in each class and all classes voting as a whole each equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  June 21, 1994


                                             /s/ Allan M. Wolfe, M.D.
                                             -----------------------------------
                                             Allan M. Wolfe, M.D., President


                                             /s/ Stephen Hart
                                             -----------------------------------
                                             Stephen Hart, Secretary